Exhibit 21

AVISTA CORPORATION

SUBSIDIARIES OF REGISTRANT

Subsidiary	State or Country of Incorporation
Avista Capital, Inc.	Washington
Avista Development, Inc.	Washington
Avista Edge, Inc.	Washington
Avista Northwest Resources, LLC	Washington
Pentzer Corporation	Washington
Pentzer Venture Holding II, Inc.	Washington
Avista Capital II	Delaware
Alaska Energy and Resources Company	Alaska
Alaska Electric Light and Power Company	Alaska
AJT Mining Properties, Inc.	Alaska
Snettisham Electric Company	Alaska
Salix, Inc.	Washington
University Development Company, LLC	Washington